Exhibit 99.1

FEBRUARY 20, 2013

SAUER-DANFOSS INC. REPORTS FOURTH QUARTER 2012 RESULTS

•	Revenues Down, Reflecting Continued Weak Markets

•	Operating Income Increases, Reflecting Strong Control of Costs

•	Strong Cash Flow

•	Initial Outlook for 2013

AMES, Iowa, USA, February 20, 2013 - Sauer-Danfoss Inc. (NYSE: SHS) today announced its financial results for the fourth quarter ended December 31, 2012.

Fourth Quarter Review
Net sales for the quarter declined 7 percent to $413.0 million, compared to net sales of $446.1 million for the fourth quarter of 2011. Excluding the impact of changes in currency translation rates, sales in the fourth quarter declined 6 percent over the same quarter last year. Sales for the fourth quarter increased 1 percent in the Americas and 2 percent in the Asia-Pacific region, but declined 18 percent in Europe, excluding the impact of changes in currency translation rates. Sales declined 15 percent in the Work Function segment and 10 percent in both the Controls and Hydrostatics (formerly Propel) segments, but increased 16 percent in the Stand-Alone Businesses segment, excluding the impact of changes in currency translation rates.

The Company reported net income of $19.9 million, or $0.41 per share, for the fourth quarter of 2012, compared to net income of $27.4 million, or $0.57 per share, for the fourth quarter of 2011. Fourth quarter 2012 results were negatively impacted by $1.8 million, or $0.04 per share, related to deferred tax asset valuation allowances. Fourth quarter 2011 results were favorably impacted by $9.2 million, or $0.19 per share, related to the reversal of deferred tax asset valuation allowances but were negatively impacted by certain product field recall costs of $6.9 million, or $0.10 per share.

Eric Alstrom, President and Chief Executive Officer, commented, “Our fourth quarter sales continue to reflect the weak global markets we serve, as well as the inventory reduction actions being taken by several of our customers. While our sales declined due to our weak markets, I am very pleased with our increase in operating income. We have been able to increase our operating margin by two full percentage points in the face of declining markets and sales. This reflects strong cost control throughout our organization, as well as our ability to flex our production to changing demands.”

Orders and Backlog Decline
The Company received new orders of $378.1 million for the fourth quarter of 2012, a 17 percent decline compared to fourth quarter 2011 new orders of $456.5 million. Excluding the impact of changes in currency translation rates, new orders declined 16 percent.

Total backlog at December 31, 2012, was $837.0 million, an 11 percent decline compared to the same period last year of $939.8 million.

Twelve Month Review
The Company reported net sales for the twelve months ended December 31, 2012, of $1,916.1 million, a decline of 7 percent compared to net sales of $2,057.5 million for the twelve months of 2011. Net sales for the twelve months of 2012 were down 4 percent compared to the prior year period, excluding the impact of currency translation rate changes.

Net income for full year 2012 was $181.8 million, or $3.75 per share, compared to net income of $229.9 million, or $4.74 per share, for the same period last year. 2011 results were favorably impacted by $22.9 million, or $0.47 per share, relating to the reversal of deferred tax asset valuation allowances.

Strong Cash Flow
Cash flow from operations for full year 2012 was $335.3 million, compared to $374.2 million for 2011. Capital expenditures for full year 2012 were $48.6 million compared to $51.8 million for the same period last year.

“We generated $262 million of free cash flow for full year 2012, compared to the $299 million of record free cash flow of last year. Our strong cash flow and earnings over the past couple of years has provided us a very solid balance sheet, or base, from which to drive our future growth plans,” stated Alstrom.

Initial Outlook for 2013
Alstrom concluded, “Many of our customers are forecasting modest sales growth for the coming year. However, there is considerable uncertainly in the global economy. In addition, many of our customers are continuing to work down excessive inventory levels, especially in North America and China. This could be a drag on our sales for at least the first half of the coming year. We therefore expect 2013 sales and earnings to be level with 2012.”

The outlook for 2013 is as follows:

•	Annual sales down 3 percent to up 7 percent from 2012 levels

•	Expected earnings in the range of $3.25 to $4.25 per share

•	Capital expenditures of approximately $65.0 to $75.0 million

Status of Proposed Tender Offer
As previously disclosed, on November 28, 2012, Danfoss A/S, the Company's parent company, informed the Company's Board of Directors and publicly announced that Danfoss proposed to acquire all the shares of the Company's common stock that it does not already own for a price of $49 per share in cash, and on the following day the Company announced that its Board of Directors had established a special committee of independent directors to consider Danfoss' proposal.  From late December 2012 through late January 2013, the Special Committee and its advisors undertook efforts to enable the Special Committee to respond to Danfoss' proposal, and since late January 2013 the Special Committee, through its advisors, has been in discussions with Danfoss' advisors regarding the proposal.  These discussions are continuing.  There is no assurance that the Special Committee and Danfoss will reach any agreement or, if an agreement is reached, as to the terms and conditions of that agreement or whether it will be successfully completed.

Webcast Information
Members of Sauer-Danfoss' management team will host a webcast on February 21 at 10 AM Eastern Time to discuss 2012 fourth quarter results.  The call is open to all interested parties on listen-only mode via an audio webcast and can be accessed through the Investor Relations page of the Company's website at http://ir.sauer-danfoss.com. A replay of the call will be available at that site through March 7, 2013.

About Sauer-Danfoss
Sauer-Danfoss Inc. is a worldwide leader in the design, manufacture, and sale of engineered hydraulic and electronic systems and components for use primarily in applications of mobile equipment. Sauer-Danfoss, with 2012 revenues of approximately $1.9 billion, has sales, manufacturing, and engineering capabilities in Europe, the Americas, and the Asia-Pacific region. More details online at www.sauer-danfoss.com.

This press release contains certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. All statements regarding future performance, growth, sales and earnings projections, conditions or developments are forward-looking statements. Words such as “anticipates,” “in the opinion,” “believes,” “intends,” “expects,” “may,” “will,” “should,” “could,” “plans,” “forecasts,” “estimates,” “predicts,” “projects,” “potential,” “continue,” and similar expressions may be intended to identify forward-looking statements.

Actual future results may differ materially from those described in the forward-looking statements due to a variety of factors. Readers should bear in mind that past experience is never a perfect guide to anticipating actual future results. Risk factors affecting the Company's forward-looking statements include, but are not limited to, the following: general, worldwide economic conditions, the level of interest rates, crude oil prices, commercial and consumer confidence, and currency exchange rates; specific economic conditions in the agriculture, construction, road building, turf care, material handling and specialty vehicle markets and the impact of such conditions on the Company's customers in such markets; the cyclical nature of some of the Company's businesses; the ability of the Company to win new programs and maintain existing programs with its original equipment manufacturer (OEM) customers; the highly competitive nature of the markets for the Company's products as well as pricing pressures that may result from such competitive conditions; the continued operation and viability of the Company's significant customers; the Company's execution of internal performance plans; difficulties or delays in manufacturing; the effectiveness of the Company's cost-management and productivity improvement efforts; the Company's ability to manage its business effectively in a period of slowing growth in sales and its capacity to make necessary adjustments to changes in demand for its products; competing technologies and difficulties entering and growing in new and expanding markets, both domestic and foreign; changes in the Company's product mix; future levels of indebtedness and capital spending; the availability of sufficient levels of cash flow from operations and credit on favorable terms, whether from Danfoss A/S, the Company's majority stockholder, or from the capital markets or traditional credit sources to enable the Company to meet its capital needs; claims, including, without limitation, warranty claims, field recall claims, product liability claims, charges or dispute resolutions; the ability of suppliers to provide materials as needed and the Company's ability to recover any price increases for materials in product pricing; the Company's ability to attract and retain key technical and other personnel; labor relations; the failure of customers to make timely payment, especially in light of the persistence of tight credit markets; any inadequacy of the Company's intellectual property protection or the potential for third-party claims of infringement; credit market disruptions and significant changes in capital market liquidity and funding costs affecting the Company and its customers and suppliers; sovereign debt crises, in Europe and elsewhere, and the reaction of other nations to such crises; energy prices; the impact of new or changed tax and other legislation and regulations in jurisdictions in which the Company and its affiliates operate, including regulations affecting retirement and health care benefits provided to Company employees; actions by the U.S. Federal Reserve Board and the central banks of other nations, including heightened capital requirements imposed on Chinese banks; actions by other regulatory agencies, including those taken in response to the global credit crisis; actions by credit rating agencies; changes in accounting standards; worldwide political stability, including developments in the Middle East; the effects of terrorist activities and resulting political or economic instability; natural catastrophes; U.S. and NATO military action overseas; and the effect of acquisitions, divestitures, restructurings, product withdrawals, and other unusual events.

The Company cautions the reader that this list of cautionary statements and risk factors is not exhaustive. The Company's outlook is based upon assumptions and projections arising in connection with the foregoing factors, the evaluation of which is often based on estimates and data prepared by government and other third-party sources. Those estimates and data are frequently revised. The Company expressly disclaims any obligation or undertaking to release publicly any updates or changes to these forward-looking statements to reflect future events or circumstances. The foregoing risks and uncertainties are further described in Item 1A (Risk Factors) in the Company's latest annual report on Form 10-K filed with the SEC, which should be reviewed in considering the forward-looking statements contained in this press release.

______________________

For further information please contact:
Sauer-Danfoss Inc. - Investor Relations

Kenneth D. McCuskey Vice President and Chief Accounting Officer	Sauer-Danfoss Inc. 2800 East 13th Street Ames, Iowa, USA, 50010	Phone: (515) 239-6364 Fax: (515) 505-1154 kmccuskey@sauer-danfoss.com

Internet: http://www.sauer-danfoss.com

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Year Ended
(Dollars and shares in thousands except per share data)	December 31, 2012	December 31, 2011	December 31, 2012	December 31, 2011
Net sales	413,007	446,131	1,916,094	2,057,487
Cost of sales	291,084	323,631	1,299,207	1,400,330
Gross profit	121,923	122,500	616,887	657,157
Selling, general and administrative	59,292	61,259	235,069	227,968
Research and development	16,229	18,170	64,072	63,996
Other	(191)	939	(70)	590
Total operating expenses	75,330	80,368	299,071	292,554
Income from operations	46,593	42,132	317,816	364,603
Nonoperating income (expense):
Interest expense, net	(3,025)	(3,796)	(15,035)	(21,150)
Loss on early retirement of debt	—	—	(1,254)	(1,176)
Other, net	(72)	(227)	2,825	(3,094)
Income before income taxes	43,496	38,109	304,352	339,183
Income tax expense	(19,011)	(8,301)	(92,274)	(79,380)
Net income	24,485	29,808	212,078	259,803
Net income attributable to noncontrolling interest, net of tax	(4,561)	(2,364)	(30,319)	(29,933)
Net income attributable to Sauer-Danfoss Inc.	19,924	27,444	181,759	229,870
Net income per share:
Basic net income per common share	0.41	0.57	3.75	4.75
Diluted net income per common share	0.41	0.57	3.75	4.74
Weighted average shares outstanding:
Basic	48,417	48,406	48,413	48,402
Diluted	48,486	48,478	48,482	48,479

BUSINESS SEGMENT INFORMATION

	Three Months Ended		Year Ended
(Dollars in thousands)	December 31, 2012	December 31, 2011	December 31, 2012	December 31, 2011
Net sales
Hydrostatics	189,225	212,839	883,683	948,153
Work Function	68,919	82,709	311,588	377,519
Controls	64,477	71,784	303,612	322,489
Stand-Alone Businesses	90,386	78,799	417,211	409,326
Total	413,007	446,131	1,916,094	2,057,487

Segment Income (Loss)
Hydrostatics	25,926	32,368	173,549	210,532
Work Function	8,270	9,117	48,288	59,235
Controls	11,093	6,830	74,224	78,459
Stand-Alone Businesses	11,981	6,889	68,361	58,624
Global Services and Other Expenses, net	(10,749)	(13,299)	(43,781)	(45,341)
Total	46,521	41,905	320,641	361,509
Interest expense, net	(3,025)	(3,796)	(15,035)	(21,150)
Loss on early retirement of debt	—	—	(1,254)	(1,176)
Income before income taxes	43,496	38,109	304,352	339,183

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended
(Dollars in thousands)	December 31, 2012	December 31, 2011
Cash Flows from Operating Activities:
Net income	212,078	259,803
Depreciation and amortization	80,503	88,094
Net change in receivables, inventories, and payables	27,533	(19,432)
Other, net	15,181	45,697
Net cash provided by operating activities	335,295	374,162

Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(48,632)	(51,765)
Proceeds from sale of property, plant and equipment	507	6,317
Advances to related persons	(180,579)	(182,538)
Net cash used in investing activities	(228,704)	(227,986)

Cash Flows from Financing Activities:
Net repayments on notes payable and debt facilities	(21,921)	(82,580)
Payment of prepayment penalty	(803)	—
Cash dividends	(50,871)	—
Dividend resulting from tax sharing agreement	—	(12,928)
Distributions to noncontrolling interest partners	(24,409)	(17,076)
Net cash used in financing activities	(98,004)	(112,584)

Effect of Exchange Rate Changes	1,105	(5,071)

Net increase in cash and cash equivalents	9,692	28,521
Cash and cash equivalents at beginning of year	72,560	44,039
Cash and cash equivalents at end of year	82,252	72,560

Non-cash Investing and Financing Activities:
Purchases of property, plant and equipment financed by capital leases	(382)	—

Free cash flow (1)	261,958	298,710

(1) Free cash flow is calculated by summing net cash provided by operating activities, net cash used in investing activities, excluding advances to related persons, and net cash used in financing activities, excluding net repayments on notes payable and debt facilities and cash dividends.

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2012	December 31, 2011
(Dollars in thousands)
ASSETS
Current Assets:
Cash and cash equivalents (1)	441,242	251,287
Accounts receivable, net	217,611	215,978
Inventories	178,226	217,710
Other current assets	73,224	75,868
Total current assets	910,303	760,843
Property, plant and equipment, net	342,246	367,844
Other assets	146,410	149,569
Total Assets	1,398,959	1,278,256

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Long-term debt due within one year	479	955
Accounts payable	168,486	177,996
Other accrued liabilities	171,360	149,240
Total current liabilities	340,325	328,191
Long-term debt	178,378	199,502
Long-term pension liability	88,779	79,717
Deferred income taxes	33,536	35,184
Other liabilities	61,023	57,836
Noncontrolling interest	94,275	90,408
Stockholders' equity of Sauer-Danfoss Inc.	602,643	487,418
Total Liabilities and Stockholders' Equity	1,398,959	1,278,256

Debt to Total Capital Ratio (2)	20%	26%

(1) Includes cash deposited with related persons of $358,990 at December 31, 2012 and $178,727 at December 31, 2011.

(2) The debt to total capital ratio is calculated by dividing total interest bearing debt by total capital. Total interest bearing debt is the sum of long-term debt due within one year and long-term debt. Total capital is the sum of total interest bearing debt, noncontrolling interest, and stockholders' equity.